November 29, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We currently serve as principal accountants for Fuller & Thaler Behavioral Core Equity Fund (the Fund), a series of Capitol Series Trust (the Trust) and, under the date of November 29, 2016, we plan to report on the financial statements of the Fund, as of and for the year ended September 30, 2016. On July 26, 2016, we were informed that we will be dismissed as the Fund’s independent registered public accounting firm, effective upon completion of the audit of the Fund’s financial statements as of and for the year ended September 30, 2016.

We have read the statements made by the Trust which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated November 29, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust’s statement that the board of trustees engaged Ernst & Young as the Fund’s independent registered public accountant, that the change was recommended by the Audit Committee, or that Ernst & Young has confirmed to the Audit Committee that they are independent auditors with respect to the Trust. We are also not in a position to agree or disagree with the Trust’s statement regarding consultations with Ernst &Young during year ended September 30, 2016.

Very truly yours,

/s/ KPMG LLP